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EXHIBIT 2
Form of Nominee Agreement
P. SCHOENFELD ASSET MANAGEMENT LP
August __, 2010
To:
Dear                                         :
     This will confirm our understanding as follows:
     You agree that you are willing, should we decide to proceed, to become a member of a slate of nominees (the “Slate”) to stand for election as directors of FelCor Lodging Trust Incorporated (“FelCor”) at a special meeting of holders of FelCor preferred stock, and at any adjournments, postponements or continuations thereof (“Special Meeting”).
     You understand that it may be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, the Slate is relying upon your agreement to seek election. In that connection, you are being supplied with a questionnaire in which you will provide P. Schoenfeld Asset Management LP (“PSAM”) with information necessary for PSAM to make appropriate disclosure both to FelCor and for use in creating the proxy material that may be sent to preferred stockholders of FelCor and filed with the Securities and Exchange Commission (“SEC”). You have agreed that (i) you will immediately complete and sign the questionnaire and return it to me by fax or email and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute the instrument attached hereto as Annex I, directed to FelCor, informing FelCor that you consent to being nominated by PSAM for election as a director of FelCor and, if elected, consent to serving as a director of FelCor. Upon being notified that we have chosen you, we may forward that consent and your completed questionnaire (or summaries thereof) to FelCor.
     You understand and acknowledge that PSAM and its affiliates may be required to make various filings with the SEC in connection with your nomination as a director and any related proxy solicitation, and may also be required to respond to comment letters and other SEC correspondence relating thereto. In connection therewith, you hereby agree and authorize PSAM and its legal representatives to make the following representation to the SEC on your behalf, substantially in the form of the following statement: “[Your Name] acknowledges that (i) he is responsible for the adequacy and accuracy of the disclosure in [the applicable filing], (ii) SEC Staff comments or changes to disclosure in response to SEC Staff comments do not foreclose the SEC from taking any action with respect to the filing, and (iii) he may not assert SEC Staff comments as a defense in any proceeding initiated by the SEC or any person under the federal securities laws of the United States.”
     As has been discussed with you, during the period that you are a nominee, PSAM may ask your cooperation and assistance with certain matters in connection

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with your nomination and the Special Meeting. Examples of such matters would include, if requested, meetings or conference calls with Institutional Shareholder Services (ISS) and other preferred stockholders. PSAM agrees to reimburse you for reasonable, documented expenses (including legal expenses) incurred in connection with your nomination and the Special Meeting, provided that such expenses are incurred at or prior to the Special Meeting.
     PSAM hereby agrees that, so long as you actually serve on the Slate, PSAM will defend, indemnify and hold you harmless from and against any and all losses, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that (i) based on your role as a nominee for director of FelCor on the Slate, you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof (a “Proceeding”) or (ii) you are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding. Your right of indemnification hereunder shall continue (i) in the event that PSAM determines to withdraw the Slate or remove you from the Slate and (ii) after the election has taken place but only for events which occur prior to such election and subsequent to the date hereof. Anything to the contrary herein notwithstanding, PSAM is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the Special Meeting or such earlier time as you are no longer a nominee of the Slate for election to FelCor’s Board of Directors or for any actions taken by you as a director of FelCor, if you are elected. Nothing herein shall be construed to provide you an indemnity: (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with your participation in the Slate unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner which constitutes gross negligence or willful misconduct or (iii) in the event of a material misrepresentation of fact in any information about you provided by you to PSAM for inclusion in any proxy statement or other solicitation materials to be used by PSAM in connection with the Special Meeting. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify PSAM in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, PSAM shall be entitled to control your defense with counsel chosen by PSAM and reasonably satisfactory to you, unless based on the advice of counsel you reasonably object to PSAM controlling the defense on the ground that there may be legal defenses available to you which conflict with those available to PSAM, in which case you shall choose your own counsel and such counsel’s reasonable costs and expenses shall be paid for by PSAM. You shall have the right to employ a separate counsel, at your own cost, when PSAM is controlling the defense. PSAM shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, PSAM may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.
     Each of us recognizes that should you be elected to the Board of Directors of FelCor all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of FelCor

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and, as a result, that there is, and can be, no agreement between you and PSAM which governs the decisions which you will make as a director of FelCor.
     PSAM hereby represents and warrants that any materials filed by PSAM with the SEC in connection with the Special Meeting will not, at the time such materials are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however that we make no representation or warranty with respect to any information supplied by you or your representatives which is contained in any such filing.
     This agreement shall be interpreted and enforced in accordance with the laws of the State of New York. This agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement
[Signature page follows.]

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     Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

P. SCHOENFELD ASSET MANAGEMENT LP

By:
Name:
Title:
Agreed to and Accepted as of the date first above written:

Name:

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ANNEX I
WRITTEN CONSENT OF NOMINEE TO BE NAMED IN A
PROXY STATEMENT AND TO SERVE AS A DIRECTOR
I,                                          hereby consent to being named as a nominee for the board of directors of FelCor Lodging Trust Incorporated (the “Company”) with any proxy, consent or information statement issued relating to the election of directors of the Company at any Special Meeting of holders of preferred stock or otherwise. Furthermore, I agree to serve as a director of the Company if so elected.
Dated as of                                         , 2010.

Name: